Exhibit 99.1

October 20, 2004

For Immediate Release

Washington Mutual Announces Third Quarter 2004 Earnings
Board of Directors Increases Cash Dividend

SEATTLE — Washington Mutual, Inc. (NYSE: WM) today announced third quarter 2004 earnings of $674 million, or $0.76 per diluted share, down 30 percent on a per share basis from $999 million, or $1.09 per diluted share from continuing operations for the same period a year ago.  This quarter’s performance was up 38 percent on a per share basis from $489 million, or $0.55 per diluted share, from the second quarter 2004.

The decrease in year over year net income was primarily due to reduced mortgage refinancing activity this year and higher gains from the sale of securities in the third quarter of 2003. The increase from the second quarter of 2004 was principally a result of improved performance of the company’s mortgage servicing rights (“MSR”) and related hedges.

Washington Mutual’s Board of Directors declared a cash dividend of 45 cents per share on the company’s common stock, up from 44 cents per share previously. Dividends on the common stock are payable on November 15, 2004 to shareholders of record as of October 29, 2004.

Key third quarter highlights:

•                  Net income in the company’s Retail Banking & Financial Services segment increased by 27 percent year over year and 4 percent from last quarter;

•                  Depositor and other retail banking fees increased 9 percent to $514 million while total retail deposits grew $3.95 billion from the comparable period a year ago and $2.54 billion from the previous quarter.  Contributing to these increases were the addition of more than 140,000 net new retail checking accounts in the third quarter, which included nearly 32,000 net new small business checking accounts. The company has added nearly 755,000 of these accounts in the preceding 12 months;

•                  56 net new retail banking stores were opened during the quarter;

•                  The company’s net MSR performance, including amortization and the effect of hedges, improved by $601 million from the previous quarter’s results due to lower medium-term interest rates and a widening of the spread between mortgage rates and the rates on certain financial instruments the company uses to hedge the MSR risk;

•                  Total loan volume decreased to $61.83 billion compared with $131.94 billion in the third quarter of 2003 and was down from $79.52 billion in the second quarter of 2004;

•                  Total home equity loan and line of credit volume of $10.53 billion was up 12 percent, or $1.16 billion, year over year;

•                  Loans held in portfolio grew from the previous quarter by $11.62 billion primarily due to strong growth in the company’s home equity loans and lines of credit and short-term adjustable rate mortgage (ARM) portfolios. Since December 31, 2003, outstanding balances of home equity loans and lines of credit have increased by 47 percent;

•                  The company continues to make progress toward achieving its goal of flat year over year noninterest expense of approximately $7.5 billion. Excluding restructuring and severance-related charges, noninterest expense decreased by $24 million from the second quarter of 2004;

 “Our retail bank is producing excellent results and continues to grow successfully,” said Kerry Killinger, chairman, president and chief executive officer. “In the quarter, we made solid progress in the overhaul of our mortgage banking business while our multi-family business continues to be an industry leader. In addition, our credit quality remains strong and we are making progress in refining our MSR program.”

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Killinger added: “Our work is not done but we are pleased with the progress we made in the quarter. We know we have a great franchise, and we are confident our direction will deliver outstanding value for our shareholders.”

THIRD QUARTER FINANCIAL SUMMARY

Net Interest Income

Net interest income was $1.74 billion in the third quarter of 2004, compared with $1.91 billion in the third quarter of 2003 and $1.79 billion in the second quarter of 2004.  The decrease was primarily due to contraction in the net interest margin, which declined from 3.07 percent in the third quarter of 2003 to 2.86 percent in the second quarter of 2004 and to 2.77 percent in the current period.  Declining asset yields and lower custodial and escrow balances were the primary factors that led to the 30 basis point decline in the margin from the third quarter of 2003.  Recent steps taken by the Federal Reserve to increase the targeted Federal funds rate increased the cost of the company’s interest-bearing liabilities during the current quarter, which accounted for the majority of the 9 basis point contraction from the second quarter of 2004.

In September, the company terminated $1.75 billion of higher cost repurchase agreements with embedded interest rate swaps, prior to their maturity, resulting in a loss on their extinguishment of $155 million. The termination of these higher-cost borrowings will help offset future compression of the net interest margin.

Noninterest Income

Noninterest income was $1.26 billion compared with $1.56 billion a year ago and $894 million in the second quarter of 2004. The principal reason for the improvement from the previous quarter was increased mortgage banking income of $504 million compared with zero in the second quarter. The MSR performance improved $601 million from the previous quarter, resulting in a net cost of $123 million including amortization.  This compares with a net cost in the second quarter of $724 million, and a net cost of $83 million in the first quarter. The improvement in MSR performance reflected lower medium-term interest rates and a widening of spreads between mortgage rates and the rates on interest-rate swaps that the company uses as part of its MSR risk management program.

Continued strong consumer demand for Washington Mutual’s products, an expanding national market and personal service contributed to a 9 percent year over year growth in depositor and other retail banking fees with a 1 percent increase from the previous quarter.

Cost Leadership Initiative – Noninterest Expense Update

The company expects to keep 2004 noninterest expense in line with 2003 levels while executing its targeted growth and retail expansion of 250 new banking stores this year.  Excluding $71 million in costs in the third quarter and $26 million in the second quarter that were incurred primarily from severance connected with headcount reductions, and from facilities closures, noninterest expense decreased by $24 million from the previous quarter. The company’s efficiency ratio was 62.19 percent, as compared with 68.77 percent for the second quarter of 2004.

In addition, during the quarter the company:

•                  Successfully completed the conversion of its home loan servicing systems to a single technology platform, which sets the stage for more efficient operations and enhanced customer service;

•                  Consolidated 12 mortgage banking loan fulfillment centers into the 34 remaining centers and reduced staffing in these remaining locations;

•                  Transitioned its back office loan servicing functions to four core sites;

•                  Announced the sale or closure of approximately 100  home loan offices in non-strategic markets and announced plans to significantly expand in the company’s retail footprint markets;

•                  Announced the closure of 53 Commercial Banking locations, which provided commercial banking services to mid- to large-sized companies.

Lending

Total loan volume was $61.83 billion, compared with $131.94 billion in the third quarter of 2003 and $79.52 billion in the second quarter of 2004. Home loan volume of $47.76 billion was down $69.29 billion from the third quarter of 2003 due to the significant industry-wide reduction in mortgage volume year over year, and down $15.39 billion from the second quarter of 2004.

During the third quarter of 2004, ARMs represented 67 percent of the company’s home loan volume, compared with 55 percent in the second quarter of 2004 and 27 percent in the third quarter of 2003. In addition, the company experienced record short-term ARM home loan volume of $19.07 billion this quarter, which represented 40 percent of the company’s total home loan volume.

The company’s focus on cross-selling its broad range of products and services and expanding customer relationships contributed to home equity loans and lines of credit volume of $10.53 billion, up 12 percent from the third quarter of 2003. A vast majority of these loans were generated through the company’s retail banking store network.

Credit Quality

Nonperforming assets as a percentage of total assets were 0.61 percent, slightly up from 0.60 percent as of June 30, 2004 and down from 0.73 percent as of September 30, 2003. Net charge offs were $27 million versus $24 million in the second quarter of 2004 and $74 million in the third quarter of 2003. The company’s provision for loan and lease losses was $56 million, while the allowance for loan and lease losses was $1.32 billion as of September 30, 2004.

Balance Sheet and Capital Management

Total assets increased $10.28 billion from the end of the second quarter to $288.83 billion, reflecting continued growth in loans held in portfolio. Loans held in portfolio grew to $206.16 billion, an increase of $11.62 billion from the second quarter of 2004 and an increase of $45.93 billion from the same period a year ago.

Total deposits increased $6.23 billion from the previous quarter to $168.70 billion as of September 30, 2004, reflecting an increase in wholesale deposits of $5.18 billion and retail deposits of $2.54 billion and a decline of custodial and escrow deposits of $1.68 billion.

The company’s ratio of tangible common equity to tangible assets was 5.26 percent. In addition, the capital ratios of the company’s banking subsidiaries continued to exceed the federal regulatory requirements for classification as “well-capitalized” institutions, the highest regulatory standard.

THIRD QUARTER OPERATING SEGMENT RESULTS

Retail Banking and Financial Services Third Quarter Financial Performance

Net income for the company’s Retail Banking and Financial Services business increased by 27 percent to $529 million, compared with $416 million in the third quarter of 2003. In addition to the 9 percent growth in depositor and other retail banking fees year over year, net interest income increased 30 percent from the third quarter of 2003, driven by growth in short-term ARM loans and home equity loans and lines of credit held in portfolio.

The growth in net interest income and noninterest income compared to the third quarter 2003 was partially offset by an increase in noninterest expense, which reflected the expansion of the company’s retail banking network by 195 stores since September 30, 2003.

Highlights of the Retail Banking and Financial Services Business for the third quarter included:

•                  Total retail deposits increased $3.95 billion year over year. Retail deposits were up $2.54 billion from the previous quarter;

•                  The company opened 195 net new stores year over year, including 56 net new store openings during the third quarter;

•                  Retail banking stores that have been open since January 1, 2003 produced strong same-store sales growth from the third quarter of 2003, posting a 36 percent increase in consumer lending, a 9 percent increase in depositor and other banking fees and 6 percent growth in net new checking accounts;

•                  Average loans in the segment’s portfolio grew 42 percent from the third quarter of 2003 to $167.54 billion, reflecting the emphasis on originating ARM loans for retention on the balance sheet as well as growth in home equity loan and line of credit balances, which increased 68 percent to $39.94 billion year over year;

•                  The cross-sell ratio for the average mature retail banking household increased to 5.83 products and services, up from 5.79 at the end of the second quarter of 2004;

•                  Over the past year, WM Advisors grew assets under management by $4.60 billion, or 29 percent, to $20.62 billion at September 30, 2004;

Mortgage Banking Third Quarter Financial Performance

Net income for the mortgage banking business was $271 million in the third quarter compared with a $63 million loss in the second quarter of 2004 and net income of $117 million in the third quarter of 2003.

Highlights of the Mortgage Banking Business for the third quarter included:

•                  Total loan volume from the mortgage banking business was $40.49 billion, compared to $111.95 billion in the third quarter of 2003 and down $15.73 billion from $56.22 billion in the second quarter of 2004;

•                  ARM loan volume was 63 percent of total mortgage banking loan volume, up from 25 percent in the third quarter of 2003. This trend reflects the company’s efforts to quickly adjust the mix of fixed- and adjustable-rate products in response to changes in interest rates, market conditions and customer preference.

•                  Record short-term ARM home loan volume of $19.06 billion, which represented 40 percent of the company’s total home loan volume.

•                  MSR performance, including amortization and the effect of hedges, improved to a net cost of $123 million in the quarter, compared to a net cost of $724 million in the second quarter.

•                  The company exited approximately 100 home loan centers in non-strategic markets in 18 states and completed the sale of 94 of those offices.

•                  Noninterest expense declined $47 million from the previous quarter, reflecting consolidations of locations and functions, headcount reduction, the closure of approximately 100 home loan centers and the conversion to a single loan servicing platform.

Commercial Group Third Quarter Financial Performance

Net income from continuing operations for the Commercial Group was $145 million, compared with $187 million in the previous quarter and $232 million in the third quarter of 2003. The difference in net income from a year ago is primarily attributable to certain previously disclosed large transactions occurring in the third quarter of last year totaling $125 million pre-tax.

Multi-family loan production of $5.92 billion year-to-date is nearly at last year’s record levels and is on pace to achieve another year of strong loan volume despite an increasing interest rate environment.  The average balance for multi-family loans grew 7 percent from third quarter last year and contributed significantly to the total Commercial Group average loan growth of $3.51 billion or 10 percent.

Highlights of the Commercial Group for the third quarter included:

•                  Specialty mortgage finance loan volume of $3.66 billion increased 13 percent from the third quarter last year.

•                  The Commercial Group achieved a significant improvement in multi-family loan closing times during the past twelve months, reducing the average close time by 21 percent to 45 days.

•                  Average commercial deposits of $7.81 billion increased 27 percent from third quarter last year and 13 percent from the second quarter this year.

About Washington Mutual

With a history dating back to 1889, Washington Mutual is a retailer of financial services that provides a diversified line of products and services to consumers and commercial clients. At September 30, 2004, Washington Mutual and its subsidiaries had assets of $288.83 billion. Washington Mutual currently operates more than 2,300 retail banking, mortgage lending, commercial banking and financial services offices throughout the nation. Washington Mutual’s press releases are available at www.wamunewsroom.com.

Webcast information: A conference call to discuss the company’s financial results will be held on Thursday, October 21, 2004, at 10:30 a.m. EDT and will be hosted by Kerry Killinger, chairman, president, and chief executive officer, and Tom Casey, executive vice president and chief financial officer.  The conference call is available by telephone or on the Internet. The dial-in number for the live conference call is 888-391-7808.  Participants calling from outside the United States may dial 712-421-1601.  The passcode “WaMu” is required to access the call.  Via the Internet, the conference call is available on the Investor Relations portion of the company’s web site at www.wamu.com/ir.  A transcript of the prepared remarks will be on the company’s web site for 30 days following the call. A recording of the conference call will be available after 1 pm EDT on Thursday, October 21, 2004, through 11:59 EDT on Friday, October 29.  The recorded message will be available at 800-282-5583.  Callers from outside the United States may dial 402-220-9725.

Forward Looking Statement

Our Form 10-K/A and other documents that we file with the Securities and Exchange Commission have forward-looking statements. In addition, our senior management may make forward-looking statements orally to analysts, investors, the media and others. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward looking statements were made. There are a number of factors, many of which are beyond our control that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are:

•                  General business and economic conditions may significantly affect our earnings;

•                  If we are unable to effectively manage the volatility of our mortgage banking business, our earnings could be adversely affected;

•                  If we are unable to fully realize the operational and systems efficiencies sought to be achieved from our business segment realignment, our earnings could be adversely affected;

•                  We face competition for loans and deposits from banking and nonbanking companies and national mortgage companies; and

•                  Changes in the regulation of financial services companies and housing government-sponsored enterprises could adversely affect our business.

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Media Contact:	Investor Relations Contact:
Alan Gulick	Alan Magleby
Washington Mutual	Washington Mutual
206-377-3637	206-490-5182
alan.gulick@wamu.net	alan.magleby@wamu.net